Exhibit 21
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         SUBSIDIARIES OF INTELLIGENT ELECTRONICS, INC.


	The following is a list of the Company's subsidiaries.


	Intelligent Advanced Systems, Inc., a Delaware corporation

	Intelligent Distribution Services, Inc., a Delaware corporation

	Intellinet, Ltd., a Pennsylvania corporation

	Intelligent Express, Inc., a Pennsylvania corporation

	Intelligent SP, Inc., a Colorado corporation

	RND, Inc., a Colorado corporation

	Intelligent Systems Group, Inc., a Colorado corporation

	Intelevest Holdings, Inc., a Delaware corporation

	XLConnect Solutions, Inc., a Pennsylvania corporation

	XLConnect Services, Inc., a Pennsylvania corporation

	XLConnect Systems, Inc., a Pennsylvania corporation

	The Future Now, Inc., an Ohio corporation

	XLSource, Inc., an Arkansas corporation

	RCK Computers, Inc., a Texas corporation

	E-C Computer Technical Services, Inc., a Texas corporation